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                                                                     EXHIBIT 5.1

                                [LBB Letterhead]



                                  March 6, 2002

Stratos Lightwave, Inc.
7444 West Wilson Avenue
Chicago, Illinois 60706

Re:   Stratos Lightwave, Inc. Form S-3 Registration Statement
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Ladies and Gentlemen:

As legal counsel for Stratos Lightwave, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933 of up to 3,179,608 shares of the Company's common stock to be sold by certain selling stockholders named in the Registration Statement (the "Shares").

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Restated Certificate of Incorporation and By-Laws, and such other documents (including the Registration Statement) which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth. We have also reviewed originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records, documents, certificates and other papers, including certificates of public officials, as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Shares, when sold in accordance with the terms of the Registration Statement and the related Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Lord, Bissell & Brook
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Lord, Bissell & Brook